Exhibit 99.1

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

February 12, 2018

HARDINGE HOLDINGS, LLC

PRIVET FUND MANAGEMENT, LLC

79 West Paces Ferry Road

2nd Floor

Atlanta, GA 30305

Attn: Ryan Levenson

Ladies and Gentlemen:

Financing. Pursuant to recent discussions between HARDINGE HOLDINGS, LLC, a Delaware limited liability company (“Parent”) and PRIVET FUND MANAGEMENT, LLC (“Privet”; together with Parent, “you”) and WHITE OAK GLOBAL ADVISORS, LLC (“White Oak”, “we”, or “us”), we understand that you are desirous of obtaining senior secured debt financing in the aggregate amount of $115,000,000, comprised of a $*** US Term Loan and a $*** European Term Loan (collectively, the “Financing”) (a) so that Hardinge Merger Sub, Inc. a New York corporation (“Merger Sub”), a direct wholly-owned subsidiary of Parent, controlled by Privet acquires, directly or indirectly, all of the equity interests of Hardinge Inc. (the “Company”) and its subsidiaries pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 12, 2018, by and among Parent, the Company, the other parties signatory thereto and Merger Sub (collectively with all exhibits and schedules thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted hereby, the “Merger Agreement”, the transaction contemplated thereby, the “Acquisition”), (b) to pay fees, costs and expenses associated with the Financing, (c) to refinance certain existing indebtedness of the Company and its subsidiaries, and (d) for general corporate purposes. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

Based upon the foregoing and subject to the terms and conditions expressly set forth in this letter, the term sheet attached hereto as Exhibit B (the “Term Sheet” together with this letter, the “Commitment Letter”), White Oak, on behalf of certain funds and/or accounts managed by White Oak, is pleased to advise you of its commitment to provide to the Borrowers 100% of the aggregate principal amount of the Financing. White Oak may perform its funding obligations in respect of the Financing by causing such accounts managed or advised by White Oak to provide the Financing on the terms and conditions set forth herein. Each initially capitalized term used but not otherwise defined in this letter has the meaning ascribed thereto in the Term Sheet, and each initially capitalized term used but not otherwise defined in the Term Sheet has the meaning ascribed thereto in this Commitment Letter.

Appointment of Roles. You hereby appoint: (i) White Oak to act as lead arranger and bookrunning manager (in such capacity, the “Lead Arranger”) and (ii) White Oak to act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”), in each case, for the Financing, and White Oak will, in each of such capacities, perform the duties and exercise the authority customarily performed and exercised by financial institutions in such roles.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Fees. As consideration for our commitments hereunder and our undertakings to arrange, manage, structure, and syndicate the Financing, Parent and Privet, each and collectively, jointly and severally, agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheet and in the fee letter among us and you dated as of the date hereof (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or mutually agreed in writing by the parties hereto. The terms of the Fee Letter are an integral part of the Lenders’ commitments hereunder and constitute a part of this Commitment Letter for all purposes hereof.

Conditions to Commitment. Our commitments and undertakings hereunder, including to fund the full amount of the Financing on the Closing Date, are subject solely to the following conditions: (i) since January 1, 2017, except as disclosed in the Company SEC Documents (as defined in the Merger Agreement, excluding clause (vi) thereof) filed by the Company prior to the date hereof (other than any disclosures set forth under the headings “Risk Factors” or “Forward-Looking Statements”) or the Company Disclosure Letter (as defined in the Merger Agreement) there having not been any adverse change, event, development or state of circumstances that has had a “Company Material Adverse Effect” (as defined in the Merger Agreement), and (ii) the satisfaction of the conditions set forth in Exhibit C hereto. The conditions set forth in the foregoing clauses (i) and (ii) are referred to in this Commitment Letter as the “Specified Conditions”.

Notwithstanding anything in this Commitment Letter, the Term Sheet, the Financing documents, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties relating to the Company and its subsidiaries, the accuracy of which shall be a condition to availability of the Financing on the Closing Date and the use of the proceeds thereof to consummate the Acquisition, shall be (a) such of the representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement, but only to the extent that you (or your applicable affiliate) have a right (taking into account any applicable cure provisions) to not consummate the transactions contemplated by the Merger Agreement or to terminate your (or your applicable affiliate’s) or the Company’s obligations under the Merger Agreement, in each case, as a result of a breach of such representations and warranties that are material to the interests of the Lenders (such representations, the “Specified Merger Agreement Representations”), and (b) the Specified Representations (as defined below), and (ii) the terms of the definitive documentation with respect to the Financing (the “Financing documents”) shall be in a form such that they do not impair availability of the Financing on the Closing Date and the use of the proceeds thereof to consummate the Acquisition if the Specified Conditions are satisfied or waived by the Administrative Agent (it being understood that, to the extent any Collateral (including the creation or perfection of any security interest) referred to in the Term Sheet cannot be provided on the Closing Date (other than the grant and perfection of security interests (1) in assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) or by the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office and (2) in equity interests with respect to which a lien may be perfected by the delivery of a stock (or equivalent) certificate)1, then the delivery of such Collateral shall not constitute a condition precedent to the availability and funding of the Financing on the Closing Date but shall be required to be delivered and perfected within 120 days (and within 15 business days, solely with respect to the delivery of control agreements with respect to deposit accounts) (or such longer period, in each case, as the Administrative Agent may agree in its sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing documents relating to (A) organization, requisite power and authority and qualification relating to the entering into and performance of the Financing documents; due authorization and enforceability as they relate to the Financing documents; no conflicts with organizational documents; Investment Company Act; Federal Reserve margin regulations; solvency; the creation, validity, and perfection of security interests in the Collateral (subject to the parenthetical in clause (ii) above); PATRIOT Act, OFAC and Sanctions, FCPA, anti-money laundering, anti-bribery and similar domestic and international laws, indebtedness and use of proceeds (as described in Exhibit A hereto). Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Financing documents, or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the Financing on the Closing Date are the Specified Conditions. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

[1]	For the avoidance of doubt, the parties acknowledge and agree that, to the extent that Collateral consisting solely of equity interests in foreign subsidiaries cannot be provided on the Closing Date (despite commercially reasonable efforts to do so), then the delivery of such Collateral shall not constitute a condition precedent to the availability and funding of the Financing on the Closing Date but shall be required to be delivered and perfected within 10 days after the Closing Date (or such longer period, in each case, as the Administrative Agent may agree in its sole discretion).

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Information. You hereby represent and warrant that (and with respect to the Company and its subsidiaries, to the best of your knowledge that) (i) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to White Oak or the Lenders by or on behalf of you or any of your subsidiaries or any of your or their representatives or affiliates is or will be, when furnished, taken as a whole, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and (ii) the Projections that have been made or will be made available to White Oak and the Lenders by or on behalf of you or any of your representatives or affiliates and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being recognized by us that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results). You agree to supplement the Information and the Projections from time to time until the Closing Date, so that the representation and warranties in the preceding sentence each remains correct under those circumstances. In arranging the Financing, including the syndications of the Financing, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

Indemnification and Expenses. Parent and Privet, each and collectively, jointly and severally, hereby agree to indemnify, defend and hold harmless White Oak, each of the Lenders and each of their respective directors, officers, employees, agents, advisors, representatives, and affiliates (each, an “Indemnified Person”) from and against all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, disbursements, and expenses, any and all actions, suits, proceedings, and investigations in respect thereof, which may be incurred by or asserted against an Indemnified Person, in connection with or arising out of (A) this Commitment Letter, (B) the Financing, (C) the use of the proceeds of the Financing, (D) the Financing documents, (E) any related transaction, or (F) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information (other than forward looking statements contained in Projections) furnished by or on behalf of the Company or any of its subsidiaries, or any other person in connection with the Financing or the Commitment Letter, regardless of whether the Indemnified Person is a party thereto, and to reimburse each Indemnified Person on demand for all reasonable, documented, out-of-pocket legal and other expenses incurred in connection with investigating or defending any of the foregoing, provided that this indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses arising from the willful misconduct, bad faith or gross negligence of such Indemnified Person, as determined by a court of competent jurisdiction in a final, non-appealable order of that Indemnified Person. No party hereto shall be liable to any other party hereto for indirect or consequential damages relating to any such matters.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Irrespective of whether any credit is extended to the Borrowers, the Financing documents are agreed to and executed, Parent and Privet, each and collectively, jointly and severally, shall be liable for and shall pay to White Oak on the earlier to occur of (i) the Closing Date and (ii) the Termination Date (as hereinafter defined), the reasonable, documented out-of-pocket fees and expenses (including, but not limited to, the reasonable, documented out-of-pocket fees and expenses in connection with conducting due diligence reviews and background checks, the preparation and/or negotiation of this Commitment Letter and any Financing document, and any other contracts, instruments and documents required hereunder or thereunder, as well as any reasonable legal fees and expenses incurred by the Administrative Agent in connection herewith) (such fees and expenses being collectively referred to herein as the “Pre-Closing Date Expenses”). You have previously provided to White Oak, in immediately available funds, an expense deposit of $*** (such expense deposit, together with all other supplemental expense deposits provided as described below, collectively the “Expense Deposit”). The Expense Deposit will not be segregated, may be commingled with other funds of White Oak, and you will not be entitled to receive interest on the Expense Deposits. White Oak will use the Expense Deposit to fund the reimbursement of the Pre-Closing Date Expenses. From time to time, upon request by White Oak, you will provide additional expense deposits to White Oak to the extent necessary to cause the aggregate amount of the Expense Deposit to exceed the amount of all Pre-Closing Date Expenses incurred by White Oak by $***. For the avoidance of doubt, if for any reason the Expense Deposit is not sufficient to pay in full all of the Pre-Closing Date Expenses incurred by White Oak prior to the Closing Date, Parent and Privet, each and collectively, jointly and severally, shall remain liable for the payment of such expenses and hereby agree to pay or reimburse White Oak promptly therefor upon demand therefor. Upon the occurrence of (a) the Termination Date (unless the Closing Date has occurred prior to such date), White Oak shall refund any unused portion of the Expense Deposit to you and (b) the Closing Date, White Oak shall apply any unused portion of the Expense Deposit against any remaining costs and expenses payable by any Borrower or any Guarantor (any “Obligor”) under the terms of the definitive Financing documents that have not been reimbursed.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Governing Law; Waiver of Jury Trial; etc. This Commitment Letter, the Term Sheet, and the Fee Letter and the rights and obligations of the parties hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law). Each of the parties hereto hereby waives its respective rights to a jury trial of any claim or cause of action based upon or arising hereunder or under the Fee Letter or any dealings between them relating to the subject matter of this Commitment Letter or the Fee Letter or the borrower/lender relationship that is being established. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Commitment Letter and the Fee Letter, and that each will continue to rely on this waiver in its related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this section and executed by each of the parties hereto), and this waiver shall apply to any subsequent amendments, renewals, supplements, or modifications hereto or to the Fee Letter. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Term Sheet, the Fee Letter, the Transactions, or the performance of any of the parties hereunder, the parties hereto hereby irrevocably: (i) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York, New York; (ii) agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or Federal court; (iii) waive the defense of any inconvenient forum to such New York State or Federal court; (iv) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (v) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth on the first page of this Commitment Letter and agree that such service shall be effective when sent or delivered. Nothing in this Commitment Letter shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Commitment Letter and the Transactions against you or your properties in the courts of any jurisdiction.

PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the “PATRIOT Act”), White Oak and each Lender is required to obtain, verify, and record information that identifies the Borrowers and the other Obligors, which information includes the name, address, tax identification number, and other information regarding the Borrowers and the other Obligors that will allow White Oak and the Lenders to identify the Borrowers and the other Obligors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of White Oak each Lender. You hereby acknowledge and agree that White Oak and each Lender shall be permitted to share any or all such information with all Lenders.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed, or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant to this Commitment Letter shall be sent via overnight courier (with courier charges prepaid) in writing, if to (a) you, at your address set forth on page one hereof, with a copy to Bryan Cave LLP, One Atlantic Center, 14th Floor, 1201 West Peachtree Street NW, Atlanta, GA 30309, Attn: Robert C. Lewinson, Esq.; and (b) White Oak or any of the Lenders, at 3 Embarcadero Center, Suite 550 San Francisco, CA 94111.

General. You hereby acknowledge and agree that your obligations under the section herein entitled Indemnification and Expenses shall survive expiration or termination of the Commitment outlined in this Commitment Letter; provided that, upon the closing of the Financing, such obligations will be superseded by the definitive Financing documents.

This Commitment Letter, the Term Sheet and the Fee Letter, collectively, constitute the entire understanding of the parties hereto with respect to the subject matter thereof and supersede all prior and current understandings and agreements, whether written or oral, regarding the subject matter thereof. Any changes to this Commitment Letter, the Term Sheet or the Fee Letter must be mutually agreed in writing by the parties thereto. This Commitment Letter may be executed in any number of counterparts (and delivery of an executed counterpart by telefacsimile or e-mail will be effective as delivery of a manually executed counterpart), which together will constitute one agreement.

Without the express prior written consent of White Oak, you hereby agree not to disclose this Commitment Letter or any of its respective terms, directly or indirectly, to any person or entity other than (a) to you and your affiliates’ respective officers, directors, employees, partners, members, equity holders, legal counsel, accountants, independent auditors, professional advisors and other agents who need to know such information in connection with the transactions contemplated by this Commitment Letter and are informed of the confidential nature of such information, (b) to the Company and the Company’s respective officers, directors, employees, partners, members, equity holders, legal counsel, accountants, independent auditors, professional advisors and other agents who need to know such information in connection with the transactions contemplated by this Commitment Letter and are informed of the confidential nature of such information, (c) to the extent necessary in connection with any legal action or proceeding relating to any of the Financing documents, and (d) such public disclosures or distributions as are required by law, order of any court or administrative agency in any pending legal or administrative proceeding or otherwise where disclosure may be required by law, regulation or legal process (in which case you agree to inform White Oak promptly thereof to the extent not prohibited from doing so by applicable law). This Commitment Letter is solely for your benefit and may not be relied upon by, and does not create any rights in favor of, any other person or entity, including, but not limited to, those who are authorized to receive copies hereof.

White Oak shall use all confidential information provided to it by you by or on behalf of the Company or any of its subsidiaries or affiliates hereunder solely for the purpose of providing the Financing and shall treat confidentially all such information; provided that nothing herein shall prevent White Oak from disclosing any such information (i) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding or otherwise, in their reasonable judgment, required by applicable law or compulsory legal process (in which case White Oak, to the extent permitted by law, agrees to inform the Company in advance such that the Company may seek a protective order or other confidential treatment), (ii) upon the request or demand of any regulatory authority having jurisdiction over White Oak, any of White Oak’s affiliates or the Lenders (or any of them), (iii) to the extent such information becomes publicly available other than by reason of disclosure by White Oak or any of its affiliates in breach of the provisions of this paragraph, (iv) to the extent that such information is received by White Oak or any of its affiliates from a third party that is not actually known by White Oak or such affiliate to be subject to confidentiality obligations, (v) to White Oak’s affiliates and White Oak’s and such affiliates’ respective officers, directors, employees, partners, members, equity holders, legal counsel, accountants, independent auditors, professional advisors and other agents who need to know such information in connection with the transactions contemplated by this Commitment Letter and are informed of the confidential nature of such information, (vi) actually known to White Oak or any of its affiliates on a non-confidential basis prior to the disclosure of such information to White Oak, (vii) in connection with any litigation or adverse proceeding involving parties to this Commitment Letter, and (viii) in connection with any proposed assignment or participation of White Oak’s interest in the Financing to any of the Lenders on a confidential and need-to-know basis.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

You acknowledge and agree that in connection with all elements of each transaction contemplated under this Commitment Letter: (A) neither White Oak nor any of its affiliates has assumed any advisory responsibility or any other obligation in favor of you or the Company or any of its subsidiaries except the obligations expressly provided for in this Commitment Letter; and (B) White Oak and its affiliates, on the one hand, and you or the Company and its subsidiaries, on the other hand, have an arms’-length business relationship that does not directly or indirectly give rise to, nor do you or the Company (or any of its subsidiaries) rely on, any fiduciary duty on the part of White Oak or any of its affiliates.

This Commitment Letter is not assignable by Parent or (except as contemplated by the second paragraph of this Commitment Letter) by White Oak without the other party’s prior written consent.

Exclusivity. You agree that, from and after your execution and delivery of this Commitment Letter to White Oak through to and including June 12, 2018 and so long as White Oak continues to negotiate in good faith to consummate the Financing in accordance with this Commitment Letter and without limiting the provisions of the Fee Letter, neither you nor any of your subsidiaries or affiliates will (and with respect to clause (c), Privet) (a) negotiate with any other lender or funding source (other than White Oak) with respect to any debt financing alternative to the Financing (other than with respect to working capital facilities and amendments, restatements, modifications and supplements to existing indebtedness of the Company and its subsidiaries), (b) provide any deposit to any other lender or funding source in connection with a debt financing alternative to the Financing (other than with respect to working capital facilities and amendments, restatements, modifications and supplements to existing indebtedness of the Company and its subsidiaries), (c) solicit or accept a proposal or commitment from another lender or funding source in connection with a debt financing alternative to the Financing (other than with respect to working capital facilities and amendments, restatements, modifications and supplements to existing indebtedness of the Company and its subsidiaries), or (d) otherwise encourage another person to solicit a debt financing proposal or conduct due diligence in connection with a debt financing alternative to the Financing (other than with respect to working capital facilities and amendments, restatements, modifications and supplements to existing indebtedness of the Company and its subsidiaries), in each case, unless (I) White Oak has expressly informed you in writing that it no longer wishes to continue to engage in negotiations concerning the Financing, or (II) White Oak or any other Lender refuses to fund its commitment in respect of the Financing on the assertion that there has been a Company Material Adverse Effect or that any condition precedent to such funding obligation has not been satisfied, provided, however, that notwithstanding the exception set forth in clauses (I) and (II), hereof, you shall remain liable for payment of the Alternative Transaction Fee, pursuant to the terms of the Fee Letter.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Commitment Expiration and Termination. If you are in agreement with the foregoing, then, no later than 9:00 p.m., California time, on February 12, 2018 (the “Expiration Date”), please execute and deliver to White Oak a copy of this Commitment Letter, dated of even date herewith, between you and White Oak. Provided you accept this Commitment Letter by executing and delivering to White Oak such documents no later than 9:00 p.m., California time, on the Expiration Date, this Commitment Letter will automatically terminate on the date (such date, the “Termination Date”) that is the earliest to occur of (i) 5:00 p.m. New York City time on June 12, 2018, (ii) the Closing Date (after the funding of the Financing and the use of proceeds thereof to consummate the Acquisition) and (iii) the date decided upon mutually in writing by the parties hereto; provided, however, that if on the Termination Date either or both of the Subject Closing Conditions (as hereinafter defined) shall not have been satisfied, but all other conditions precedent to closing shall have been satisfied or waived (other than those conditions precedent that by their nature are to be satisfied at closing, provided such conditions would be capable of being satisfied if the Closing Date were on such Termination Date), then the Termination Date shall be automatically extended for one additional period of 30 days. The term “Subject Closing Conditions” as used herein, means the conditions to Closing (as such term will be defined in the Merger Agreement) that (i) the Transaction and related filings with the Securities and Exchange Commission (the “SEC”) shall have been approved by the SEC, and (ii) shareholder approval of the Transaction has been obtained. The date on which the Closing of the Acquisition actually occurs is referred to herein as the “Closing Date”. The provisions of this Commitment Letter regarding indemnification and expenses, confidentiality, exclusivity and governing law shall remain in full force and effect notwithstanding the termination of this Commitment Letter, provided that, upon the occurrence of the Closing Date, the provisions of this Commitment Letter regarding indemnification and expenses, confidentiality, exclusivity shall be superseded by the provisions of the Financing documents.

[Remainder of page intentionally left blank.]

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

We look forward to working with you on this transaction.

Very truly yours,

WHITE OAK GLOBAL ADVISORS, LLC

By:	/s/ Barbara J. S. McKee
Name:	Barbara J. S. McKee
Title:	Manager

ACKNOWLEDGED AND AGREED:

PRIVET FUND MANAGEMENT, LLC

By:	/s/ Ryan Levenson
Name:	Ryan Levenson
Title:	Managing Member

HARDINGE HOLDINGS, LLC

By: Privet Fund Management LLC, its manager

By:	/s/ Ryan Levenson
Ryan Levenson
Managing Member

[SIGNATURE PAGE TO COMMITMENT LETTER]

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

EXHIBIT A

Project Centennial

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the Term Sheet.

Pursuant to the Merger Agreement, Merger Sub intends to acquire the Company and its subsidiaries. In connection with the foregoing, it is intended that:

(i)                 Immediately prior to the consummation of the Acquisition, Parent will cause one or more of its affiliates to purchase at least $70,000,000 of the common equity of Parent (which shall be in addition to the equity of the Company currently beneficially owned by Privet Fund LP representing approximately 10.2% of the issued and outstanding capital stock of the Company which will be contributed to Parent in connection with the consummation of the Acquisition) constituting 100% of pro forma consolidated equity capitalization of Parent after giving effect to the Transactions (as defined below), the proceeds of which will be contributed to Merger Sub as additional cash common equity (the “Equity Contribution”).

(ii)                Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company and after giving effect thereto, the Company will be a direct wholly-owned subsidiary of Parent and controlled by Privet.

(iii)               The Company and its subsidiaries will obtain the Financing in an aggregate principal amount of $115,000,000 million comprising a senior secured term loan facility in accordance with the provisions set forth in the Term Sheet, subject to reduction as is contemplated by clause (v)(a) on Exhibit C to this Commitment Letter.

(iv)               The Company and its domestic subsidiaries may obtain an $*** asset-based working capital facility from M&T Bank (or any other approved working capital lender) with terms satisfactory to White Oak (such approval not to be unreasonably withheld, conditioned or delayed) (the “M&T Working Capital Financing”).

(v)                All the existing indebtedness of the Company and its subsidiaries (excluding (1) the Credit Facilities Agreement, dated July 12, 2013, provided by Credit Suisse AG in favor of Hardinge Holdings GmbH, Jones & Shipman Hardinge Limited, Forkardt Deutschland GmbH, and L. Kellenberger & Co. AG (as amended, restated, supplemented, renewed or otherwise modified), (2) the Agreement on Line of Credit, by Bank of China Limited, Pudong Development Branch, in favor of Hardinge Machinery (Shanghai) Co., Ltd. (as amended, restated, supplemented, renewed or otherwise modified), (3) the letter agreement, dated September 4, 2007, by HSBC in favor of Hardinge China Limited (as amended, restated, supplemented, renewed or otherwise modified), and (4) certain other indebtedness that White Oak reasonably agrees may remain outstanding after the Closing Date; provided, that no funded debt for borrowed money shall remain outstanding as of the Closing Date after giving effect to the Transactions (other than intercompany loans and the Term Loan), which debt in subclauses (1) and, if applicable, (4) shall be subject to the Working Capital Intercreditor Agreements, and the outstanding letters of credit and commitments to provide such indebtedness described in subclauses (1) through (4), together with the M&T Working Capital Financing, shall not exceed $***) will be refinanced or repaid in full (or substantially simultaneously with the initial borrowing under the Financing shall be refinanced or repaid in full), all commitments in respect thereof terminated, and all security and guaranties in respect thereof discharged and released (other than cash collateral or back-up letters of credit to secure obligations in connection with surviving letters of credit and performance guarantees) (the “Refinancing”).

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

(vi)             Company shall cause one or more of its foreign subsidiaries to repatriate an estimated $*** of cash to the Company to be used on the Closing Date to pay a portion of the consideration in connection with the Acquisition.

(vii)              The proceeds of the Financing on the Closing Date, together with the proceeds of the Equity Contribution, will be applied to pay (a) the consideration in connection with the Acquisition, (b) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (c) for the Refinancing. The proceeds of the European Term Loan shall be used to make an intercompany loan (after satisfying expenses and any existing indebtedness) with the net remaining proceeds of such European Term Loan to Hardinge GmbH, which shall use the proceeds to make an intercompany loan to the Company.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

EXHIBIT C

Project Centennial
Summary of Conditions Precedent

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The funding of the Financing shall be subject to the following conditions precedent:

(i)            [reserved];

(ii)           Administrative Agent shall have received each of the following in a form customarily used for syndication of bank credit facilities and consistent with the same provided to White Oak prior to execution of this Commitment Letter: (a) a pro forma consolidated balance sheet of the Company as of the Closing Date giving pro forma effect to the Transactions, (b) projected consolidated financial statements consisting of consolidated balance sheets, consolidated income statements and consolidated cash flow statements of the Company, which shall be quarterly throughout the tenor of the Financing, (c) audited consolidated balance sheets and related statements of operations, changes in equity, comprehensive income (loss) and cash flows of the Company, in each case, for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (d) unaudited consolidated balance sheets and related statements of income, changes in equity, comprehensive income (loss), and cash flows of the Company, in each case, for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, (e) an unaudited pro forma consolidated balance sheet of the Company and its subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to (viii) below, (f) a pro forma statement of operations and adjusted EBITDA for the twelve-month period ending on such balance sheet date, in the case of clauses (e) and (f), adjusted to give effect to the Transactions, the other transactions related thereto, and such other adjustments as are reflected in the financial model, and (g) an updated Quality of Earnings report covering the fiscal year ended December 31, 2017;

(iii)          Administrative Agent shall have received (i) customary payoff and release documentation covering the Company’s and its subsidiaries existing indebtedness to the extent not permitted to exist after the Closing Date pursuant to the terms of the Financing documents and providing for a release of the liens securing such indebtedness, and (ii) the executed Merger Agreement and all related material Acquisition documents;

(iv)          Financing documents consistent with the Term Sheet, the Fee Letter, and the Commitment Letter (including, without limitation, a credit agreement, guarantees, security agreements, the Working Capital Intercreditor Agreement (if a working capital credit facility remains outstanding on the Closing Date) and other related loan documents) and in a form reasonably acceptable to the Administrative Agent shall have been executed by each Obligor and delivered to the Administrative Agent;

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

(v)          (a) The Acquisition shall simultaneously with the borrowing under the Financing have been consummated in accordance with the Merger Agreement (and no provision of the Merger Agreement shall have been waived, amended, supplemented, or otherwise modified (including any consents thereunder) in each case by Parent or Merger Sub in a manner that is materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed, or conditioned)) (it being agreed that (i) any modification, amendment, consent, waiver, or determination in respect of the definition of “Company Material Adverse Effect” shall be deemed to be adverse to the interests of the Lenders, and (ii) any reduction in the purchase price consideration shall be deemed not to be adverse to the Lenders so long as such reduction is applied 100% to the Financing, with such reduction being applied first to the commitment to provide the US Term Loan until such commitment is reduced to zero, and second to the commitment to provide the European Term Loan; and (b) the merger certificate merging Merger Sub with and into the Company with the Company as the surviving entity of such merger shall have been pre-cleared with the Secretary of the State of New York, and the pre-cleared merger certificate shall have been filed with the Secretary of the State of New York;

(vi)          The Equity Contribution (in at least the amount set forth in the definition thereof) and the Refinancing shall each have been consummated prior to or substantially simultaneously with the initial borrowing under the Financing. After giving effect to the Acquisition, the Refinancing, and the other transactions contemplated hereby, Parent, the Borrower, and its restricted subsidiaries shall have outstanding no outstanding funded debt for borrowed money other than intercompany loans and the Term Loan;

(vii)         The Obligors shall have minimum amount of unrestricted cash and deposit and deposit accounts of Obligors that are included in the collateral for the Facility in the amount of at least $*** in the aggregate; provided, that $*** of such amount may consist of unrestricted cash that is not included in the collateral for the Facility that is held by subsidiaries of the Parent that are not Obligors;

(viii)        The Administrative Agent shall have received (a) subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral in respect of the Financing as set forth in the Term Sheet, (b) a certificate in the form set forth in Exhibit D attesting to the solvency of the Company and its subsidiaries on the Closing Date on a consolidated basis after giving effect to the Transactions from the chief financial officer or another senior financial officer of the Borrower or from an independent financial advisor or investment bank of recognized national standing, and (c) such legal opinions, documents, and other instruments as are customary for transactions of this type (including corporate documents and officers’ and public officials’ certifications, customary evidence of authority, and customary lien, judgment searches, and customary certificates of insurance);

(ix)           The Borrower and each of the Guarantors shall have provided no less than 3 business days prior to the Closing Date the documentation and other information to the Lenders that are reasonably requested by the Lenders no later than 5 business days prior to the Closing Date under the applicable “know-your-customer” rules and regulations, including, without limitation, the PATRIOT Act;

(x)           All accrued costs, fees, and expenses (including, without limitation, reasonable, documented, out-of-pocket legal fees and expenses and the fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arranger, and the Lenders and required by the Commitment Letter or the Fee Letter to be paid on the Closing Date shall have been paid, in the case of expenses, to the extent a reasonably detailed invoice has been delivered to the Borrower at least 2 business days prior to the Closing Date (provided that the foregoing amounts may, at the Borrower’s option, be offset against the proceeds of the Financing funded on the Closing Date); and

(xi)           The Specified Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects (provided that any such representation or warranty that is qualified as to “materiality,” “material adverse effect,” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

TERM SHEET

US Borrower:	Merger Sub, and after giving effect to the Acquisition, the Company.
European Borrower:	Forkardt Deutschland GmbH
Lenders:	The Financing would be provided by: (a) funds or accounts managed by or affiliated with White Oak as selected by White Oak in its sole discretion (collectively, the “White Oak Lenders”); and (b) such other accredited investors (who are not individuals) reasonably acceptable to White Oak (together with the White Oak Lenders, the “Lenders”); however, the Financing would be fully underwritten by White Oak and would not be conditioned upon syndication.
Administrative Agent:	The administrative agent on behalf of the Lenders will be White Oak (in such capacity, “Administrative Agent”).
Financing:	Senior secured term loan to US Borrower in an aggregate original principal amount of $*** (the “US Term Loan”) and a senior secured term loan to European Borrower in an aggregate original principal amount of $*** (the European Term Loan”; and together with the US Term Loan, collectively the “Term Loan”), with the sum of the aggregate amount of the US Term Loan plus the aggregate amount of the European Term Loan being equal to $115 million (collectively, the “Funding Amount”), in each case, (a) to be funded on the Closing Date, and (b) subject to reduction as is contemplated by clause (v)(a) on Exhibit C to this Commitment Letter.
Term:	The scheduled maturity date of the Term Loan shall be the *** anniversary of the Closing Date.

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Ranking/Guarantees:

The obligations in respect of the US Term Loan (the “US Obligations”) would be guaranteed by Hardinge Holdings, LLC (“Parent”) and all existing and future direct and indirect subsidiaries of Parent, other than Excluded Subsidiaries (as defined below) (collectively, the “US Guarantors” and, together with the US Borrower, the “US Obligors”). The obligations in respect of the European Term Loan (the “European Obligations”) would be guaranteed by Parent and all existing and future direct and indirect subsidiaries of Parent, other than Excluded Subsidiaries (as defined below) (collectively, the “European Guarantors” and, together with the European Borrowers, the “European Obligors”; the European Obligors, together with the US Obligors, collectively, the “Obligors”).

“Excluded Subsidiary” means (a) any subsidiary that is a controlled foreign corporation (as that term is defined in the Internal Revenue Code) (a “CFC”), (b) any subsidiary that is prohibited by applicable law, rule, regulation, or by any contractual obligation, in each case, existing at the time of the execution of the applicable guarantee, from guaranteeing the US Term Loan or European Term Loan, as applicable, or which would require governmental or regulatory consent, approval, license, permit or authorization to provide such a guarantee, unless such consent, approval, permit, license or authorization has been received; provided that such subsidiary shall use its commercially reasonable best efforts to obtain any consents, approvals, permits, licenses, or authorizations necessary or required by applicable law, rule, or regulation, contractual obligation, or governmental or regulatory authority to guarantee the US Term Loan or European Term Loan, as applicable,[2] and (c) any direct or indirect subsidiaries of Parent established or organized in the People’s Republic of China (including but not limited to Taiwan). In addition, the Obligors shall take such actions as Administrative Agent may reasonably request to obtain a Swiss withholding tax clearance letter.

The US Obligations (and the guaranties of the US Obligations by the US Guarantors) would constitute senior secured debt of the US Obligors and would be secured by, subject to clause (b) below: (a) a perfected, first-priority security interest and lien upon substantially all of the personal property and assets and certain material owned real property (to be mutually agreed) of the US Obligors (other than customary excluded assets), other than US Working Capital Collateral (as hereinafter defined) and (b) a perfected, second-priority security interest in and lien upon all existing and future accounts receivable, inventory, deposit, securities and commodities accounts subject to control agreements obtained within 15 days of the Closing Date (other than customary excluded accounts), and cash, commodities, and securities therein, and proceeds of any of the foregoing, except in each case to the extent constituting identifiable proceeds of Collateral (as defined below) that does not constitute US Working Capital Collateral, as may be agreed by Administrative Agent pursuant to the terms of the applicable Working Capital Intercreditor Agreement, in each case, of the US Obligors (subject to customary excluded assets) (the assets described above in this clause (b), collectively, the “US Working Capital Collateral”), in each case subject to permitted liens and encumbrances to be mutually agreed. The European Obligations (and guaranties of the European Obligations by the European Obligors) would constitute senior secured debt of the European Obligors and would be secured by a perfected, first-priority security interest and lien upon substantially all of the personal property and assets and certain material owned real property (to be mutually agreed) of the European Obligors (other than customary excluded assets), other than European Working Capital Collateral (as hereinafter defined), and (b) a perfected, second-priority security interest in and lien upon all existing and future accounts receivable, inventory, deposit, securities and commodities accounts (other than customary excluded accounts), and cash, commodities, and securities therein, and proceeds of any of the foregoing, except in each case to the extent constituting identifiable proceeds of Collateral (as defined below) that does not constitute European Working Capital Collateral, as may be agreed by Administrative Agent pursuant to the terms of the applicable Working Capital Intercreditor Agreement, in each case, of the European Obligors (subject to customary excluded assets) (the assets described above in this clause (b), collectively, the “European Working Capital Collateral”; together with the US Working Capital Collateral, collectively the “Working Capital Collateral”), in each case subject to permitted liens and encumbrances to be mutually agreed.[3]

In addition, (a) the US Obligations (and the guaranties of the US Obligations by the US Guarantors) would be secured by a perfected first-priority security interest in and lien upon (i) 100% of the equity interests owned by any of the US Obligors and issued by US Obligors, and (ii) 66% of the voting equity interests and 100% of all other equity interests, in each case owned by any of the US Obligors and issued by Obligors that are CFCs (or 100% of all equity interests if pledging more than 66% would not result in material adverse tax consequences), and (b) the European Obligations (and the guaranties of the US Obligations by the US Guarantors) would be secured by a perfected first-priority security interest in and lien upon all of the equity interests owned by any of the Obligors, which equity interests would in each case be subject to no other security interests or liens. The collateral for the US Obligations (and the guaranties of the US Obligations by the US Guarantors) and the European Obligations (and the guaranties of the European Obligations by the European Guarantors) described above is referred to herein as the “Collateral”.

It is currently expected that the Obligors will seek a working capital lender or lenders (collectively, the “Working Capital Lenders”) to provide the Obligors with revolving capital facilities (the “Working Capital Facilities”) in a global aggregate principal amount of up to $***, on terms and subject to documentation satisfactory to White Oak, and that, in connection therewith, the Working Capital Lenders would be granted: (1) a perfected, first-priority security interest in and lien upon the US Working Capital Collateral to secure the obligations of the US Obligors under the Working Capital Facilities, (2) a perfected, first-priority security interest in and lien upon the European Working Capital Collateral to secure the obligations of the Obligors that are not US Obligors under the Working Capital Facilities, (3) a perfected, second-priority security interest and lien on those assets of the US Obligors other than US Working Capital Collateral, subject to the security interest in and lien upon such assets in favor of Administrative Agent to secure the obligations of the US Obligors under the Working Capital Facilities, and (4) a perfected, second-priority security interest and lien on those assets of the US Obligors other than US Working Capital Collateral, subject to the security interest in and lien upon such assets in favor of Administrative Agent, to secure the obligations of the Obligors that are not US Obligors under the Working Capital Facilities; provided that the Working Capital Lenders would have no security interest in or lien upon all or any of the equity interests in the Obligors and their respective subsidiaries.[4] In connection with the foregoing, it is expected that Administrative Agent, on behalf of itself and Lenders, on the one hand, and the Working Capital Lenders, on the other hand, would enter into one or more intercreditor agreements on terms and subject to documentation acceptable to White Oak and the Working Capital Lenders (such intercreditor agreements, collectively, the “Working Capital Intercreditor Agreements”) as a condition to the incurrence of the Working Capital Facility.

[2]	For the avoidance of doubt, obtaining any consents, approvals, permits, licenses, or authorizations necessary or required by applicable law, rule, or regulation, contractual obligation, or governmental or regulatory authority to guarantee the US Term Loan or European Term Loan is not a condition precedent to the availability of the Financing.
[3]	The collateral to be provided to lenders in respect of the US Working Capital Facility would be limited to assets of the domestic Obligors and a 66% stock pledge of first-tier foreign subsidiaries of such domestic Obligors.
[4]	The collateral to be provided to lenders in respect of the US Working Capital Facility would be limited to assets of the domestic Obligors and a 66% stock pledge of first-tier foreign subsidiaries of such domestic Obligors.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Pricing:	Subject to the terms of the Financing documents, the outstanding principal balance of the Term Loan would initially bear interest from the date such Term Loan is advanced until paid in full at a rate equal to the sum of: (i) the greater of (a) the LIBOR Index Rate (as hereinafter defined) and (b) 1.00% per annum, plus (ii) 8.50% per annum, payable monthly in arrears in cash. On each LIBOR Index Adjustment Date (as defined below), the facility pricing would be subject to the following grid (with the first-lien net leverage ratio being defined as mutually agreed and shall net all cash in excess of $*** that is subject to a perfected security interest with a priority as set forth in the Working Capital Intercreditor Agreements, in favor of Administrative Agent that secures the US Obligations or the European Obligations):

First-Lien Net Leverage Ratio	Interest Rate
> ***	LIBOR + 8.5%
>***< ***	LIBOR + 7.75%
>***< ***	LIBOR + 7.25%
<***	LIBOR + 6.25%

Notwithstanding the foregoing, at any time that an Event of Default (as hereinafter defined) exists, all interest on the Term Loan would be payable on demand in cash at a rate per annum otherwise equal to the rate of interest otherwise applicable to the Term Loan plus 300 basis points per annum.

For purposes hereof: “LIBOR Index Adjustment Date” means the fifth business day after each date on which the Borrowers delivers their quarterly financial statements and compliance certificate, commencing with the calendar quarter ending immediately after the date that is 90 days after the Closing Date, as long as any obligations under the Financing remain outstanding; “LIBOR Index Rate” means, as of any LIBOR Index Adjustment Date, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in dollars for a period equal to three months, which appears on the LIBOR01 Page on the LIBOR Index Adjustment Date; and “LIBOR01 Page” means the display designated as “LIBOR Page” on the Reuters Service (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market), provided that in the event that such LIBOR Index Rate at any time is less than zero, the LIBOR Index Rate as of such date shall be deemed to be zero.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Transaction Fees:	As set forth in the Fee Letter.
Scheduled Amortization	The US Borrower would be required to prepay the outstanding principal balance of the US Term Loan, and the European Borrower would be required to prepay the outstanding principal balance of the European Term Loan, in each case, on or before the end of each calendar quarter commencing on the later to occur of (x) the calendar quarter ending September 30, 2018 or (y) the calendar quarter ending immediately after the date that is 180 days after the Closing Date (such date being hereinafter referred to as the “Amortization Effective Date”) with each such prepayment being in an amount equal to: (a) ***% per calendar quarter for the six calendar quarters ending after the Amortization Effective Date, and (b) ***% per calendar quarter for each calendar quarter thereafter (collectively, “Scheduled Amortization”).
Mandatory Prepayments:

The Borrowers would be required to make the following mandatory prepayments under the Financing:

(a) A ***% excess cash flow recapture prepayment would be due annually within 120 days after year end (such excess cash flow recapture prepayment shall step-down to ***% upon a first-lien net leverage ratio of equal to or less than ***x);

(b) Prepayments in amounts equal to ***% of the net cash proceeds from specified real estate asset sales which, so long as the maximum first-lien net leverage ratio is less than ***x as of the end of any two consecutive fiscal quarters, shall be subject to baskets and reinvestment provisions to be mutually agreed and would be due and payable within 30 days of receipt;

(c) Prepayments in an amount equal to ***% of the net cash proceeds from other non-ordinary asset sales not specified above, subject to baskets and reinvestment provisions to be mutually agreed; and

(d) Prepayments of the European Term Loan in an amount equal to ***% of any decrease after the Closing Date in the amount of the European Term Loan for which the European Obligors that are organized under the laws of Switzerland or Germany are responsible in accordance with the terms thereof (other than as a result of a payment or prepayment thereof).

So long as no Event of Default then exists, no prepayment premium would be due in connection with any of the foregoing prepayments described above in clauses (a), (b), (c) or (d) (each, a “Specified Mandatory Prepayment”), other than the payment in full of all accrued and unpaid interest on the principal amount being prepaid through to the date of prepayment.

The mandatory prepayments and proceeds thereof shall be applied first, in direct order of maturity to the next *** Scheduled Amortization payments of each of the US Term Loan, and the European Term Loan on a pro rata basis until paid in full, and second, pro rata to the remaining Scheduled Amortization payments of each of the US Term Loan and the European Term Loan until paid in full; provided, that no mandatory prepayments or proceeds thereof shall be applied to the US Term Loan to the extent that such application and/or dividending or upstreaming of such mandatory prepayments or proceeds thereof (x) would, in the judgment of the Company, result in material adverse U.S. income tax consequences or (y) is prohibited by local law.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Prepayment / Repayment Premium:

The Borrowers may voluntarily prepay all or any portion of the Financing at any time, subject to (a) minimum prepayment amounts and notice requirements to be mutually agreed, and (b) any such prepayment being accompanied by (i) accrued and unpaid interest on the principal amount of the Financing then being prepaid, (ii) any breakage and redeployment costs of the Lenders and (iii) a prepayment premium.

Any prepayment of the Term Loan, including any voluntary prepayment, mandatory prepayment (other than the Specified Mandatory Prepayment and other than Scheduled Amortization payments) or any other prepayment including (a) acceleration of the US Obligations or the European Obligations as a result of the occurrence of an event of default, (b) foreclosure and sale of, or collection of, the collateral, (c) sale of the collateral in any insolvency proceeding, or (d) the restructure, reorganization, or compromise of the US Obligations or the European Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any insolvency proceeding, would be subject to the following prepayment premium:

(a) (i) ***% of the principal amount being repaid or prepaid if the Term Loan is repaid/prepaid on or prior to the second anniversary of the Closing Date; (ii) ***% of the principal amount being repaid/prepaid after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date; (iii) ***% of the principal amount being repaid/prepaid after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date; or (iv) ***% of the principal amount being repaid/prepaid if the Term Loan is repaid/prepaid after the fourth anniversary but prior to maturity; provided that, if an Event of Default exists at the time of any prepayment or repayment of the Term Loan, only the entire outstanding principal balance of the Term Loan could be repaid/prepaid and the premium would be ***% of the principal amount being repaid/prepaid; plus

(b) yield maintenance on the amount being repaid/prepaid on or prior to the date that is the first anniversary of the Closing Date.

All voluntary prepayments of the Financing will be applied to Scheduled Amortization as directed in writing by the Borrowers; provided, that no voluntary prepayments thereof shall be applied to the US Term Loan to the extent that such application and/or dividending or upstreaming of such voluntary prepayments (x) would, in the judgment of the Company, result in material adverse U.S. income tax consequences or (y) is prohibited by local law.

For avoidance of doubt, the foregoing repayment/prepayment premium would not apply to Scheduled Amortization or to any Specified Mandatory Prepayment.

Use of Proceeds:	The proceeds of the Term Loan would be used solely to repay certain existing indebtedness of the Obligors, to acquire the Company, to pay fees, costs and expenses related to the acquisition thereof and Financing (as approved by Administrative Agent), in each case as set forth in Exhibit A to the Commitment Letter and, thereafter, for the Obligors’ general corporate purposes.
Representations and Warranties:	Customary for transactions of this type (subject to baskets, thresholds, qualifiers and carveouts to be mutually agreed) and limited to the following: corporate status, financial condition and financial statements; capital structure; corporate power and authority; binding effect; no Events of Default or events which, with the giving of notice, the passage of time or both, would constitute an Event of Default (any such event, a “Default”); no conflict with laws or material agreements; enforceability; absence of material litigation and environmental liabilities; ERISA; use of proceeds; necessary consents and approvals; compliance with all applicable laws and regulations; Public Utility Company Act; Federal Power Act; Investment Company Act; Federal Reserve margin regulations; PATRIOT Act; OFAC and Sanctions; FCPA, anti-money laundering, anti-bribery, anti-terrorism, racketeer influenced and corrupt organizations laws; and similar domestic and international laws; environmental laws; payment of taxes and other obligations; use of proceeds; insurance; ownership of properties; financial condition; swap obligations; equity interests; intellectual property; liens; insurance; solvency; absence of any material adverse change; senior debt status; collateral matters, including, but not limited to, perfection and priority of security interests and liens; labor matters; material contracts; no burdensome restrictions; and accuracy of disclosure; debt; Parent as a holding company; merger documents, with respect to foreign subsidiaries of the Company, customary representations with respect to their jurisdiction of organization and customary representations to be included in security documentation.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Non-Financial Covenants:

Customary for transactions of this type (subject to baskets, thresholds, qualifiers and carveouts to be mutually agreed) and limited to the following:

Affirmative Covenants: preservation of organizational existence, rights (charter and statutory), franchises, permits, licenses and approvals; payment of obligations; insurance; compliance with laws; inspections and lender meetings; use of proceeds; deposit accounts, securities accounts and commodities accounts; maintenance of properties; environmental; litigation; litigation cooperation; ERISA; material contracts; Parent as holding company; keeping of proper books in accordance with generally accepted accounting principles; forecasts and budgets; collateral and other reporting; accountant reports; equity interest holder reports and public filings; materials from government authorities; notices; providing unqualified audited financial statements for each fiscal year during the term of the Financing, as well as customary quarterly and monthly financial statements, other customary financial reporting, with respect to foreign subsidiaries of the Company, customary affirmative covenants with respect to their jurisdiction of organization and customary covenants to be included in security documentation, post-closing covenants (as applicable); further assurances; and the Minimum RE Disposal Covenant (as hereinafter defined).

As used herein, the term “Minimum RE Disposal Covenant” means the following: (a) unless as ***, the Obligors shall sell, transfer or otherwise dispose of real estate (each sale, transfer or other disposal of real estate, a “RE Disposition”) *** (the “Minimum Threshold”), ***, and (b) unless as of ***, the Obligors shall consummate RE Dispositions during the ***. The failure to satisfy the required RE Dispositions *** as set forth below, shall be an immediate Event of Default; provided that if the net cash proceeds from RE Dispositions *** exceed the Minimum Threshold ***, then the Minimum Threshold for the *** shall be reduced by an amount equal to the ***.

Notwithstanding the foregoing, no default or Event of Default shall be deemed to have occurred as a result of the Borrower's failure to satisfy the Minimum RE Disposal Covenant as of any applicable testing date if the Borrowers or any of their subsidiaries ***, would be sufficient to cause the Borrowers to comply with the Minimum RE Disposal Covenant for such testing period, provided that the RE Dispositions contemplated in such contracts are consummated by the end of the *** following such testing date.

If, at any time during the ***, the maximum ***, the Minimum RE Disposal Covenant will no longer apply to the Obligors.

***.

Negative Covenants: Restrictions, subject to Administrative Agent’s written consent and customary carve-outs and baskets, on: liens (other than liens securing the Financing, the Working Capital Facility and certain equipment debt to be mutually agreed); debt, guaranties or other contingent obligations; use of proceeds; mergers and consolidations; sales, transfers and other dispositions of material assets; loan, acquisitions, joint ventures and other material investments; dividends; restricted payments; prepaying, redeeming or repurchasing debt other than the Term Loan and Working Capital Facility; creating subsidiaries or affiliates; transactions with affiliates; burdensome agreements; Regulations T, U and X; Investment Company Act; the Patriot Act; FCPA; environmental laws; OFAC; disqualified equity interests; and material changes to the nature of the Obligors’ core business, other than activities that are reasonably incidental or reasonably related thereto.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Financial Covenants:	Customary for transactions of this type as determined by White Oak and Borrowers (with definitions of financial terms, levels and other terms to be mutually agreed). Such covenants shall include: (a) maximum capital expenditures on a consolidated basis (which shall increase upon first-lien net leverage ratio of equal to or less than a level to be mutually agreed and be subject to carryover provisions to be mutually agreed) tested quarterly; (b) minimum fixed charge coverage ratio on a consolidated basis tested quarterly; and (c) maximum total leverage ratio tested quarterly and to be set based upon the plan presented by Borrowers to White Oak dated as of January 18, 2018 without regard to (i) cash balances of the Obligors and (ii) Specified Mandatory Prepayments. Furthermore, the maximum total leverage ratio covenant levels shall in no event be less than ***x in the sixteenth full fiscal quarter following the Closing Date, ***x in the seventeenth full fiscal quarter following the Closing Date, ***x in the eighteenth full fiscal quarter following the Closing Date and ***x in the nineteenth full fiscal quarter following the Closing Date. Each of the above covenants would be set with cushions to the plan presented by Borrowers to White Oak prior to the execution of the Commitment Letter as follows: ***% cushion through the second full fiscal quarter following the Closing Date; ***% cushion for the third full fiscal quarter following the Closing Date; ***% cushion for the fourth, fifth and sixth full fiscal quarter following the Closing Date; ***% cushion for the seventh full fiscal quarter following the Closing Date; and ***% cushion thereafter. Such covenants to be tested beginning with the first full fiscal quarter ended after the Closing Date, and such covenants shall be subject to customary equity cure rights to be mutually agreed.
Events of Default; Remedies:	Customary for transactions of this type (subject to grace and cure periods, baskets, thresholds, qualifiers and carveouts to be mutually agreed). Events of default (the “Events of Default”) limited to the following: non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt; inability to pay debt; attachment levied against property; change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; actual or asserted invalidity or unenforceability of any Financing document or security interests or liens securing obligations under the Financing documents; material uninsured loss; certain proscribed actions; termination or default under material contracts or licenses; and default under Intercreditor agreement or any subordinated debt documents.
Other Fees and Expenses:	All legal, notarial, valuation, due diligence and other fees and reasonable, documented, out-of-pocket expenses incurred by White Oak in connection with the consummation of the financing would be paid by the Borrowers.
Governing Law:	The Financing documents would be prepared by counsel to Administrative Agent and would be governed by the laws of the State of New York.
Counsel to the Administrative Agent:	Paul Hastings LLP.

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